Quanta Services, Inc.
Moderator: John Colson
March 19, 2007
9:00 a.m. EDT
OPERATOR: Good morning, and welcome to the Quanta Services and InfraSource analyst conference call.
Before we get started, the press release and presentation for today’s call are available on www.quantaservices.com and www.infrasourceinc.com. This call will be available for replay and will be archived on both websites later today.
TANA POOL, GENERAL COUNSEL, QUANTA SERVICES: Some of the information discussed today will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, and management cautions that any and all of these forward-looking statements may turn out to be incorrect. Forward-looking statements involve certain risks, uncertainties, and assumptions that are difficult to predict or control, including consummation of the transaction. Please refer to page three of today’s presentation and our annual report on Form 10-K for the information regarding forward-looking statements, and some of the risks, uncertainties and assumptions associated with them.
Quanta Services and InfraSource will file materials related to the proposed transaction with the Securities and Exchange Commission. Investors and security holders are urged to read such material. I will now turn the call over to John Colson, Chairman and CEO of Quanta Services.
JOHN COLSON, CHAIRMAN, CEO, QUANTA SERVICES: Good morning everyone and thank you for joining us on short notice. I’m joined on today’s call by Dave Helwig, Chairman, President and Chief Executive Officer of InfraSource, and James Haddox, Chief Financial Officer of Quanta. We’ll start on slide five for those of you that are following along on the presentation.
This is a very exciting and important day for both Quanta Services and InfraSource. We think that the transaction we announced this morning has a clear and compelling strategic rationale, combining two leading specialty contractors with complimentary capabilities. This combination will enhance our service offerings and geographic reach in fast growing end markets, including electric power transmission and distribution, telecommunications, and natural gas.
The timing is right for this transaction. As a larger, stronger company Quanta will be in an optimal position to leverage the industry trends that we’re now seeing across the power and telecommunications sectors. These include capitalizing on increased transmission spending, utility outsourcing and providing additional capacity to meet the demand for fiber to the premises. The transaction will unlock value for shareholders, as the two companies combined create significant upside potential including synergy realization.
We expect to achieve cost and operational synergies of approximately $20 million in 2008. And while it’s too early to give a specific number, we expect to realize additional synergies including increased sales opportunities as we continue to integrate our two companies in 2008 and beyond. In addition, we expect this transaction to be EPS accretive for Quanta in 2008.
Go to slide six, please. Let me quickly run through the details of this morning’s announcement. Quanta will acquire InfraSource in an all stock merger transaction, with an implied value of $1.26 billion based on Quanta’s closing stock price on March 16, 2007. InfraSource stockholders will receive 1.223 shares of Quanta common stock for every one share of InfraSource common stock, which represents a per share value of $30.13 or 17.4 percent premium over the closing price of InfraSource stock on March 16, 2007.
On closing, which is expected in the third quarter of 2007, subject to stockholder and customary regulatory approvals, Quanta and InfraSource stockholders are expected to own approximately 75 percent and 25 percent respectively of the combined company on a fully diluted basis, including options and convertible notes. The combined company will keep the Quanta Services name and New York Stock Exchange ticker symbol and will continue to be headquartered in Houston, Texas. I will remain as CEO and our Senior Management Team will remain in place. Following the closing, the Board will be comprised of 11 Quanta representatives and three InfraSource representatives including David Helwig.
Based on 2006 results, the combined company had revenue of $3.1 billion and adjusted EBITDA over $270 million. Before I go into detail about what the combined company looks like, I would like to turn the call over to David Helwig, so he can tell you a little bit about InfraSource. David.
DAVID HELWIG, INFRASOURCE, CHAIRMAN, PRESIDENT, CEO, INFRASOURCE SERVICES: Thanks, John. I am, indeed, very pleased to be here today to announce this exciting news with you. Turning to slide seven, bringing InfraSource together with Quanta will have significant benefits for our customers, our employees, and our investors.
Our customers will benefit from gaining access to Quanta’s expanded services and capabilities, our employees will gain additional opportunities to support the growth of the company and our investors will receive a premium for their investment and share in the tremendous upside potential of the combined company. For those of you who may be less familiar with who we are, InfraSource is a leading provider of design, engineering, installation and maintenance services for utility level infrastructure. We have significant operations in electric power and natural gas, and smaller but distinct operations serving telecommunications customers.
InfraSource’s electric power operations make up approximately 60 percent of our revenues. We also have strong operations in natural gas, which represents nearly 30 percent of revenues. And our telecom operations, which includes leasing of dark fiber networks, represents just over 10 percent of revenues.
Turning to slide eight, for our electric power customers, InfraSource has been primarily focused on transmission and sub station projects, while our natural gas operations are primarily focused on distribution work.
Slide nine, please. Our telecommunications business, on the other hand is very unique. With our dark fiber business we build, own and lease point to point fiber connectivity. We sign long term lease contracts with our customers, and refrain from speculative cap ex spending by not beginning installation until the long term lease is signed. This has proven to be a profitable business platform with strong margins and compelling return on our invested capital.
With our telecom business, we also provide installation services in select geographic regions. We think this will compliment Quanta’s FTTx capabilities and enhance its inside and outside plant service offerings. I’ll now turn the call back over to John to discuss the combined company.
JOHN COLSON: Thanks, Dave. As you can see on this next slide, that would be slide 10, Quanta and InfraSource’s respective strengths in their complimentary businesses make the two companies a perfect fit. The combined company will have the ability to offer an even more comprehensive portfolio of services to our customers, from design and engineering, to installation and maintenance, to energized services and emergency restoration.
Let’s to go slide 11, please. Quanta will have the ability to cross sell its enhanced services to InfraSource’s customers giving them access to its nationwide transmission and distribution services, leading emergency restoration services, energized services, and nationwide telecommunications installation and maintenance capabilities.
With the addition of InfraSource, Quanta will be gaining enhanced capabilities in transmission and distribution installation and maintenance, sub station engineering services, gas distribution capabilities, industrial services in the Gulf of Mexico region and dark fiber leasing.
Go to slide 12, please. Our broad combined geographic footprint will reach every state in the United States and Canada. On this slide, you can see the areas where Quanta is gaining significant strength in its electric power operations from InfraSource. While InfraSource has operations in many other states, we’ve highlighted the ones that will make a notable impact on Quanta’s presence and help to fully flesh out our national coverage.
As you can see, the North Central and Northeast United States are strong geographic areas for InfraSource’s electric power operations, and this transaction will expand our presence there. As for natural gas, Quanta is gaining

InfraSource’s strong distribution operations throughout the nation, particularly in the North Central, Northeast, and Southeast regions of the United States. And our telecom operations will be bolstered in the Midwest and the Northeast.
Slide 13. The combined company will have approximately 74 percent of revenues coming from electric power and natural gas operations, approximately 13 percent from telecommunications and cable, and approximately 13 percent from ancillary services.
Slide 14. In addition to taking advantage of the strategic fit of our businesses, the current positive industry dynamics, and the need to upgrade the aging and overloaded transmission and distribution infrastructure, make this an opportune time to create a larger, stronger player. There are several key trends, which are having increasingly positive impacts on our businesses, including the utility companies’ increased spending on core T&D assets, and the continuing implementation of the Energy Policy Act of 2005, which we believe are driving increased investment in the electric power infrastructure.
To support the substantial growth in spending, utility companies are increasingly choosing to outsource the projects to compensate for the steady declines of their internal workforce. The utilities workforce has been reduced by 20 percent in the past decade and is expected to continue this decline. We’re also seeing increases in power generation, which fuels transmission and substation spending. To meet the demand of their increasing expenditures, utilities are increasingly relying on outsourcing to specialty contractors like Quanta to meet their growing needs.
Combining our businesses with InfraSource’s gives us the enhanced capabilities, superior product, service portfolio and larger workforce to support these industry trends, and to be an even better partner for our clients.
Slide 15, before we move on, we know many of you are interested in trends in transmission and distribution spending, and thought you would appreciate this slide, which shows the Edison Electric Institute’s data on transmission cap ex spending. Here, you can see that the five year window between 1999 and 2003 saw $18 billion of transmission cap ex spending. 2004 to 2008 shows a 60 percent increase to $28 billion in expenditures. The window between 2009 and 2013 shows a forecasted increase of up to 150 percent over the 1999 to 2003 timeframe, with as much as $46 billion forecast by some estimates. The projected growth is incredible. And we’ll be able to take advantage of that growth as a result of this transaction.
Slide 16, now I’ll take a few minutes to help paint a picture of what the company will look like financially post closing. Based on 2006 results, the combined company had revenues of $3.1 billion, adjusted EBITDA of over $270 million and adjusted net income of $100 million. And with a low debt to cap ratio, the combined company will have an extremely healthy balance sheet.
Slide 17. Quanta has a 10 year track record of successfully integrating more than 80 companies. There are certain key components that will go into the successful integration plan and risk management. First, we will put in place an experienced integration team at Quanta, which will implement the integration plan. Following the closing, we will continue to improve project management and productivity and enhance resource utilization, while at the same time, of course, reinforcing a strong culture of safety. Importantly, the vast majority of both workforces will experience increased opportunities, which should ensure that our people remain focused on meeting the needs of our customers.
Slide 18. As for the transaction synergies, we expect to realize approximately $20 million of cost and operational synergies in 2008 from rationalization of administrative functions, working together in project and asset management, improving equipment utilization, identifying workforce efficiencies, and combining our procurement functions. And it’s too soon to put a number on it, but we expect we can accelerate revenue growth through cross selling and marketing opportunities.
Slide 19. It’s clear that this transaction is not only strategically compelling, but it is financially compelling as well. We’re combining two highly complimentary businesses to enhance our service offerings and geographic reach in growing end markets. We are excited about adding this talented group of employees to our current workforce. Together, they will focus on serving our customers better. We’re also going to be well positioned to capitalize on positive industry trends, and stockholders of both companies will share in the combination’s significant upside potential which includes synergy realization and an even stronger financial profile. In addition, the transaction is expected to be EPS accretive in 2008.
We want to thank everyone for joining us this morning to discuss this exciting transaction on short notice. Dave, James, and I will be happy to now take your questions. Operator.
COMPANY REPRESENTATIVE: Operator, we’re ready to open the call for questions.
OPERATOR: Thank you. At this time, I would like to remind everyone if you’d like to pose a question, press star then the number one on your telephone keypad. We’ll pause for just a moment, to compile the Q&A roster. Thank you. Our first question comes from Sanjay Shrestha from Lazard Capital.
SANJAY SHRESTHA, LAZARD CAPITAL: Good morning, guys. First of all, congratulations. A couple of quick questions here. First one, now given that, you know, there’s a number of projects moving forward, and the two of you guys were the potentially biggest contenders to win those jobs, now both of you guys coming together as a single company, you know, how do your clients feel about that, in terms of are they going to be too dependent on one larger company? Or are you actually in a position based on all of the synergies that it’s a net-net win situation for both parties involved, so that they also get the better pricing and maybe even a better execution and a better service. So can you talk about that some more?
DAVID HELWIG: Sanjay, this is Dave, I’ll take a shot at it. First of all, neither one of us or combined is dominant in the market for those projects. There are quite a few competitors as you know.
SANJAY SHRESTHA: Yes.
DAVID HELWIG: And the trend is to divide them into more manageable scopes of work. So actually, the response of our customers, thus far has been quite favorable. They recognize that as utilities grow and merge and combine and increase their expenditure on investment, that they need larger scale suppliers with the breadth of services that the combined organization represents.
SANJAY SHRESTHA: OK.
JOHN COLSON: I’ll add to that, Sanjay, that it’s a highly fragmented market out there.
SANJAY SHRESTHA: Exactly.
JOHN COLSON: And that together, we probably only have less than 10 percent of most of the markets that we serve.
SANJAY SHRESTHA: Got it. So that was kind of my follow up question, so given that you guys have less than 10 percent of the market, it’s a fragmented industry, and at the end of the day, it results in the savings for the end customer, so from a regulatory standpoint, it should not be an issue from actual closing of the transaction.
JOHN COLSON: That’s correct. We think that we won’t have any problems with the regulatory agencies in closing the transaction.
SANJAY SHRESTHA: Perfect. One last question then guys, can you sort of update us in terms of some of the, you know, last call you guys did talk about several projects on the drawing board, has there been any significant changes, any new things that have shown up on the drawing board, or anything that has been cancelled from the larger scale transmission project standpoint?
JOHN COLSON: Those four projects that we talked about on our last earnings call are still all being teed up. And we expect awards or announcements or requests for quotations shortly on all of those. And we should have some news for you by the end of the second quarter, I would think.
SANJAY SHRESTHA: OK. That’s great. Thanks a lot guys. And once again, congratulations.

JOHN COLSON: Thank you.
OPERATOR: Thank you. Our next question comes from Alex Rygiel with Friedman Billings Ramsey.
ALEX RYGIEL, FRIEDMAN BILLINGS RAMSEY: Good morning gentlemen, pretty exciting transaction here.
JOHN COLSON: Very exciting. We’re excited about it.
ALEX RYGIEL: Congratulations. A few questions. First, is there any breakup fee, and how large is it?
JOHN COLSON: We don’t anticipate that there will be any issues with that. But the breakup fee if under certain circumstances will be approximately $40 million.
ALEX RYGIEL: And, you know, in the past, InfraSource’s business has been a little bit lumpier than yours with — from time to time a cost overrun associated with the project. And for Quanta, we haven’t heard too much of that discussion through the years. John and James, can you talk a little bit about your due diligence process on InfraSource’s backlog and how comfortable you feel with that, right now.
JOHN COLSON: We were fairly acquainted with their backlog, because we bid also on most of those projects that they did. And of course, we did extensive due diligence on their progress on their projects, and felt comfortable with their estimates to complete on those projects.
ALEX RYGIEL: One part of their business that’s different than yours is definitely that dark fiber business. Can you comment on your longer term plans for that business segment?
JOHN COLSON: That’s a pretty exciting piece of business. And we actually complement that business with our installation services. Actually, we’ve been providing services to them — they’re a customer of ours, installing dark fiber for them. So I think, it fits pretty well with us, and we’re pretty excited about that business and the growth potential in that business.
ALEX RYGIEL: And lastly, as it relates to the natural gas business, obviously this is going to expand your exposure to the natural gas segment. Can you talk a little bit about the growth opportunities and the margin dynamics and the risk profile of the business, versus the electrical business?
JOHN COLSON: In general, I think that that business carries a lower margin than the electrical business. But it’s certainly a good business, and a growing business, as there have been several regulatory changes that have caused the utilities to spend more money in upgrading their gas distribution business. So it’s a growing business as well, although margins in that business are slightly lower than in the electrical side.
ALEX RYGIEL: That’s great. Thank you very much. Congratulations.
JOHN COLSON: Thank you. I appreciate it.
OPERATOR: Thank you. Our next question comes from Jeff Beach with Stifel Nicolaus.
JEFF BEACH, STIFEL NICOLAUS: Yes, good morning. Neither of the two companies, InfraSource and Quanta, have been constrained in any way with their capital available and their balance sheet. So with this combined company and I’m expecting a lot of capital available, are there any businesses between the two companies that you feel you can exploit, or particularly I’ll say IFS businesses that you feel you can exploit with more capital?
JOHN COLSON: I don’t think that InfraSource really had any capital constraints on them in the past.
DAVID HELWIG: No.

JOHN COLSON: We’re going to have a very strong balance sheet when this transaction is completed, but both companies have a fairly strong balance sheet at this point in time. So although we will be stronger, I don’t think that there’s anything that InfraSource will lack capital wise that prohibited growth in the industry.
I think more important than the capital, are the things that InfraSource brings to Quanta and Quanta brings to InfraSource that will spur growth and help us serve our customers better.
JEFF BEACH: Are there any particular market segments that you think between the two companies can be a whole lot bigger over the next couple of years?
JOHN COLSON: I expect most of the market segments are going to be much bigger over the next several years, particularly the T&D business, the gas business, the telecom business, all of those are growing very rapidly now. And we expect them to grow further in the future, and together, I think that we’ll be able to grow them faster than we would have apart.
JEFF BEACH: All right, thanks, John.
JOHN COLSON: Thank you.
OPERATOR: Thank you. Our next question is coming from John Rogers with DA Davidson.
JOHN ROGERS, DA DAVIDSON: Hi, good morning. Congratulations, as well.
JOHN COLSON: Thank you. Good morning.
JOHN ROGERS: I’m just curious, as you look at the — and I realize it’s early, but as you look at the combined businesses, do you have any duplicative assets or units that you might look to either divest even if they’re small asset sales?
JOHN COLSON: Well this really is a story of growth and we intend to grow the businesses that we’re acquiring, as well as to use those businesses to help our existing businesses to grow. It’s really a growth story more than a divestiture or an employee layoff situation. It’s a growth story. It’s a benefit to all of the employees of both companies, in that they’re going to have a larger platform to grow from.
JOHN ROGERS: OK. But John, there’s no offices that you can close or anything like that?
JOHN COLSON: There will be some things that we will look at as far as combining facilities. That always is the case in a situation like this, and there are opportunities to do things like this. But as far as closing a business, no. Combining operations, combining facilities and sharing of equipment, certainly those are things we will be doing.
DAVID HELWIG: That’s a big one, actually, equipment utilization.
JOHN ROGERS: OK. And in terms of then, capital expenditures, would I think about it as what Dave, you would plan to spend, and John, what you would plan to spend, just combine those numbers? Or will you see some savings immediately there?
JOHN COLSON: Initially, we’ll probably combine the two numbers. That’s because we’re growing so rapidly. But over the long term, we’ll see more efficient use of our equipment assets. And so cap ex would be lower going forward than it would have been if you added the two together over the period of years.
DAVID HELWIG: If I might add one thing, I remind you John that more than half of our cap ex was going into the dark fiber installation.
JOHN ROGERS: Right. And that’s still going forward, then.
JOHN COLSON: That’s right. We intend to grow that rapidly, as well.

JOHN ROGERS: OK. And then, just lastly, if I could in terms of your debt or bank and bonding covenants, are there any changes there or renegotiations that have to be done?
JAMES HADDOX, CHIEF FINANCIAL OFFICER, QUANTA SERVICES: No. There’s an amendment that we would have to receive — this is James. There’s an amendment that we have would have to get under our credit facility, but we don’t foresee any problems with that. And it’s anticipated that we would pay off InfraSource’s debt at closing.
JOHN ROGERS: OK. Great. And — sorry, Dave, did anybody else approach you about an acquisition?
DAVID HELWIG: John, it sounds like a simple question, I’ll give you a fairly lengthy answer, if you don’t mind.
JOHN ROGERS: No.
DAVID HELWIG: You’ll recall that our heritage here comes from an involvement with an equity investment group, the Power Opportunities Fund owned by GFI Energy and OakTree Capital. So as we kind of reached the end of the equity investor horizon about a year ago, we began to explore strategic options for the company on a broad range, yes, about a year ago, even a bit longer ago than a year ago. Resulting from that during 2006, we did have two secondary offerings, and sold off their position, one of those was in March, the other was in August. But the point of that is throughout that entire period, we were exploring strategic alternatives to go forward. So after a rather exhaustive review process, it is our conclusion that a strategic combination of these two companies would be most beneficial. And actually, the deal structured as it is as a stock deal, not only gives our investors an upside premium on the acquisition but fully provides for their participation in the upside of the combined companies, which we think is just fantastic.
JOHN ROGERS: OK. Great. Thank you. And congratulations.
JOHN COLSON: Thank you.
OPERATOR: Thank you. Our next question comes from Dan Bandi with Integrity Asset Management.
DAN BANDI, INTEGRITY ASSET MANAGEMENT: Hi. I just wanted to clarify on your $20 million number that you had mentioned, is that just cost savings, or is that cost savings plus revenue synergies that you’re looking at?
JAMES HADDOX: This is James. That’s just cost savings. There aren’t any revenue synergies in that number.
DAN BANDI: OK. Great, thanks. And then, on the breakup fee you had said 40 million under certain circumstances, could you just list, you know, maybe one or two of what those circumstances might be.
JOHN COLSON: I’d rather not go into all of the details of the agreement on this call. But they will be public information and posted later on.
DAN BANDI: And would them walking away for a competing bid be one of them?
JOHN COLSON: Yes, certainly.
DAN BANDI: OK. Just wanted to check, thanks a lot guys, congratulations.
OPERATOR: Thank you. Our next question comes from Alex Johnson with JP Morgan.
ALEX JOHNSON, JP MORGAN: Good morning. I’m on for Curt Woodworth. I have a couple of questions. The first question is on slide 12, where you showed the updated electric service territory. Can you just address how many — what the customer overlap actually is in terms of either number of customers or percentage of revenue?

JOHN COLSON: Yes, I don’t know that I have all of those. It was remarkably smaller than I would have thought. Although we have a presence across the United States and InfraSource also services customers across the United States, the number of customers that we share to any degree was relatively small.
On the electric power side, I think that there were two customers that probably, maybe three where we both were fairly dominant. So it really is a good fit, geographically and customer wise. We inherited the strength in a much larger customer base than I would have thought when I first started looking at it.
DAVID HELWIG: If I can add, John, even where we had commonality of customers, we typically were providing different services at those same customers.
JOHN COLSON: Good point.
ALEX JOHNSON: Thanks. And on slide 18, where you show the different cost synergy opportunities, can you maybe rank them in terms of level of importance or even perhaps give a number as these five relate to the 20 million amount that each of these five would add up to the 20 million.
JOHN COLSON: We’re not really prepared to go into the details of that right now. But most of the, as far as ranking is concerned, in the numbers that we have given so far, the biggest one is the top one, the rationalization of administrative functions throughout the company. That makes up the predominant portion of what we’ve talked about so far, or quantified so far.
ALEX JOHNSON: Is it like maybe 75 percent or ...
JAMES HADDOX: Yes.
ALEX JOHNSON: OK. And a final question. Just in terms of the timing, you say Q3 is that — are you expecting early Q3, late Q3, can you just maybe refine down that date a little bit?
JOHN COLSON: We’re very anxious to close the deal so we’re pushing and want to close in early third quarter, if we can. We’ll leave it at third quarter. One thing about synergies too is that the number we’re throwing out there is certainly not all of the synergies. It’s the ones that are easy to identify and easy to talk about. The others are much larger, but of course, more difficult. We have to go harvest those. We have to make those happen.
The synergies that we’re enumerating here are relatively easy synergies.
ALEX JOHNSON: OK. Thank you.
OPERATOR: Thank you. Once again, if you’d like to ask a question, please press star one on your telephone keypad. Our next question will come from Ilan Sender of Jefferies Asset Management.
ILAN SENDER, JEFFERIES ASSET MANAGEMENT: Hi, my questions have all ready been answered, but thank you.
JOHN COLSON: Thank you.
OPERATOR: Thank you. Our next question is coming from Chris Lippincott with Standard and Poors.
CHRIS LIPPINCOTT, STANDARD AND POORS: John, quick question — just actually two questions, first off, when you look at InfraSource’s non core revenues, clearly a small amount, but do you see any of that, that perhaps either might be divested, or something, perhaps spun off because it’s so non core, and perhaps maybe a distraction?
JOHN COLSON: Well I don’t think that there’s too much there that’s really non core. Much of the, what they call other is really complementary to some of our businesses, or to their existing businesses. So right now we don’t anticipate spinning anything off.

CHRIS LIPPINCOTT: OK. And the second question, from your perspective, when you look at some of perhaps the greatest risk, clearly this is one of your larger transactions, where do you see some of the greater risks that perhaps may delay the transaction or perhaps cause you problems down the line?
JOHN COLSON: I don’t anticipate a lot of problems as far as getting approvals from the authorities. Luckily, I think that this is a relatively easy integration process. This company fits our company very, very well. And I think that the integration progress should go fairly rapidly and fairly easy considering the size of it.
Now that’s not to say that there won’t be problems and hurdles in the integration process. We’ve had a lot of experience integrating companies, although smaller companies, but the way we’ll look at this is we’re integrating four or five smaller companies. And I think we’ll be able to integrate it relatively easy for the size of the company than it is.
CHRIS LIPPINCOTT: Is there one particular risk that is in the front of your mind?
JOHN COLSON: Well sure, we want everybody at both companies to keep their eye on the ball. We need to continue our margin enhancement initiatives that both companies have started independently. And we need to encourage our employees to stay focused on doing their work and not take their attention away from our customers. And we don’t want them focusing on this merger. We’ll focus on that. And we need them to focus on working for the customers.
CHRIS LIPPINCOTT: Thanks.
OPERATOR: Thank you. Our final question will be coming from William Maze with Ecofin.
WILLIAM MAZE, ECOFIN: Good morning, guys. Congratulations. A quick question for you, just to pick up on the last caller’s question, I was wondering if you could just address any FTC, you know, thoughts on the FTC approvals? And then, also, I just, I didn’t see anything on the collars, is there any collar on the deal?
JOHN COLSON: No. There is not a collar. I think we addressed earlier the HSR questions. And we don’t anticipate there being any issues. Again, this is a highly fragmented business with lots of competitors out there, and we don’t think there’s going to be any problem with that regard.
WILLIAM MAZE: Great. Thanks. And congrats again.
OPERATOR: Thank you. I would now like to turn the floor back over to John Colson for any closing remarks.
JOHN COLSON: We certainly appreciate your interest in Quanta and InfraSource and in the merger of the two companies. We appreciate you attending the call particularly on very short notice. Thank you very much for your attention. Good bye for now.
OPERATOR: Thank you. That does conclude today’s Quanta Services and InfraSource conference call. You may now disconnect and have a wonderful day.
END